Exhibit 5.1

May 16, 2019

Edison International
2244 Walnut Grove Avenue
Rosemead, California 91770

Re: Edison International’s Common Stock, No Par Value to be Sold Under ATM Program

Ladies and Gentlemen:

I have acted as counsel to Edison International, a California corporation (the “Company”). You have requested my opinion in connection with the proposed issuance and sale by the Company of shares of the Company’s common stock, no par value , having an aggregate sales price of up to $1,500,000,000 (the “Shares”) in one or more public offerings over a period of time and from time to time, by a Prospectus Supplement dated May 16, 2019 to the Prospectus dated April 30, 2019 (together, the “Prospectus”), which is part of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company on April 30, 2019 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being sold by the Company pursuant to (i)  Distribution Agreements, each dated as of May 16, 2019 (each, a “Distribution Agreement” and collectively, the “Distribution Agreements”) among the Company and J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as sales agents, and JPMorgan Chase Bank, National Association, Barclays Bank PLC, Citibank, N.A. and Wells Fargo Bank, National Association as forward purchasers (each, a “Forward Purchaser”) and (ii) forward sales transactions, as to be set forth in one or more letter agreements that may be entered into between the Company and a Forward Purchaser (each, a “Forward Sale Agreement”).
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.
I, or attorneys acting under my supervision, have made legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of the documents, corporation records and instruments of the Company that we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have obtained and relied upon certificates and assurances from public officials that we have deemed necessary.

Subject to the foregoing and the other qualifications set forth herein, it is my opinion that upon due authorization by all necessary corporate action of the Company, and issuance and delivery of the Shares in the manner contemplated by the Distribution Agreement, any Forward Sale Agreement, the Registration Statement and the Prospectus, and upon receipt of the consideration provided for therein, the Shares will be validly issued, fully paid and nonassessable.

In addition to any assumptions, qualifications and other matters set forth elsewhere herein, the opinions set forth above are subject to the following:
(A)    I am a member of the Bar of the State of California. My opinions expressed herein are limited to the laws of the State of California and the federal laws of the United States of America.
(B)    This opinion letter is an expression of my professional judgment on the legal issues explicitly addressed. By rendering the opinions herein, I do not become an insurer or guarantor of the expression of such professional judgment. Nor does the rendering of such opinions guarantee the outcome of any legal dispute that may arise out of the contemplated transactions. The rendering of the opinions herein does not create any express or implied contract or agreement between or with any person entitled to rely thereon and me. My opinions set forth herein are based upon the facts in existence and laws in effect on the date hereof, and are rendered as of the date hereof, and I expressly disclaim any obligation to update my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.
I consent to the Company filing this opinion with the Securities and Exchange Commission as an exhibit to a Current Report Form 8-K, which will be incorporated by reference into the Prospectus and to the reference to me under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,

/s/ Barbara E. Mathews

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and
Corporate Secretary
Edison International